 Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Jinxuan Coking Coal Limited on Form F-1 of our report dated September 8, 2017, except for Note 14 and Note 15, as to which the date is March 2, 2018, with respect to our audits of the consolidated financial statements of Jinxuan Coking Coal Limited (the “Company”) as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

March 2, 2018

BEIJING OFFICE • Unit 2419-2422 • Kerry Center South Tower • 1 Guang Hua Road • Chaoyang District, Beijing • 100020

Phone 8610.8518.7992 • Fax 8610.8518.7993 • www.marcumbp.com